 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2008

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 28, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and year ended December 31, 2007 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

 Item 7.01. Regulation FD Disclosure.

On January 28, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and year ended December 31, 2007 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated January 28, 2008
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: January 28, 2008	By: /s/ BRIAN D. YOUNG
Brian D. Young CFO

Exhibit 99.1

On January 28, 2008, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $548 million, today announced fourth quarter and year end 2007 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on February 28, 2008, payable on March 14, 2008.   The declared quarterly dividend is a 7.1% increase over the Corporation’s December 15, 2007 quarterly dividend of $0.14 per share.

For the quarter ended December 31, 2007, United Bancshares, Inc. reported net income of $1,213,000, or $0.35 basic earnings per share.  This compares to fourth quarter 2006 net income of $1,204,000, or $0.34 basic earnings per share.  Compared with the same period in 2006, fourth quarter 2007 net income increased $9,000.  The net income increase was primarily the result of an increase of $240,000 in net interest income offset by increases of $25,000 and $27,000 in the provision for loan losses and non-interest expenses, respectively, and a decrease of $176,000 in non-interest income.

Net income for the year ended December 31, 2007, totaled $4,579,000, or $1.30 basic earnings per share compared to net income of $4,927,000, or $1.37 basic earnings per share for 2006.  Net income for the year ended December 31, 2007 decreased $348,000, or 7.1%, as compared to 2006.  The decrease in net income for the year was primarily the result of a decrease of $193,000 in non-interest income and increases of $285,000 and $16,000 in the provision for loan losses and non-interest expenses, respectively, offset by a $55,000 increase in net interest income and a $91,000 decrease in the provision for income taxes.

Net interest income was $4,548,000 in the fourth quarter of 2007 compared to $4,308,000 for the same period of 2006, a $240,000 (5.6%) increase.  Net interest income was $17,418,000 for the year ended December 31, 2007 compared to $17,363,000 for 2006, a $55,000 increase.

For the year ended December 31, 2007, the Corporation’s efficiency ratio was 65.70% compared to 65.14% for 2006.  Return on average assets for the year ended December 31, 2007 was 0.83% compared to 0.91% for 2006.  Return on average equity for the year ended December 31, 2007 was 9.69% compared to 11.14% for 2006.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2007

Dear Shareholders, Customers and Employees,

We are pleased with the Company’s core earnings during the fourth quarter of 2007; the challenge will be to maintain these results going into 2008.  Our loan delinquencies at the end of 2007 were at a level which we believe is acceptable.  Another item that is worth pointing out is that non-interest expenses increased only $16,000, or .1% in 2007 as compared to 2006.

We are pleased to report that during the past year the Company’s loan balances grew $24 million to approximately $360 million, a 7.1% increase; that United was able to maintain its net interest margin at 3.63%; and that in January 2008 United’s Board of Directors approved a $0.15 per share dividend, a 7.1% increase as compared to 2007.

This past year has been an interesting year for the banking industry.  The second half of 2007 brought a great deal of attention to sub-prime lending.  We believe that despite our decision to avoid the risk associated with that type of lending and to continue our focus on core earnings growth, the national sub-prime market issues have had a negative impact on the stock price of United and many other financial institutions.

As we implement our plan for 2008 and forward, it remains our goal to increase shareholder value, offer sound banking services to our customers and offer a rewarding place of employment to our employees.  You can be assured that your management and board will continue to endeavor to meet the demands that the current banking environment places on them.  Your continued support of the institution is always appreciated.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended Dec. 31, 2007	For the Year ended Dec. 31, 2006
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$34,849	$32,790
Interest expense	17,431	15,426
Net interest income	17,418	17,364
Provision for loan losses	625	340
Net interest income after provision for loan losses	16,793	17,024
Non-interest income	2,965	3,157
Non-interest expenses	14,018	14,002
Income before income taxes	5,740	6,179
Provision for income taxes	1,161	1,252
Net income	$4,579	$4,927

Average common shares outstanding	3,527,093	3,598,747

PER COMMON SHARE
Net income	$1.30	$1.37
Cash dividends	$0.56	$0.52
Book value	$13.99	$12.93
Closing price	$13.89	$17.40

FINANCIAL RATIOS
Return on average assets	0.83%	0.91%
Return on average equity	9.69%	11.14%
Net interest margin	3.63%	3.63%
Efficiency ratio	65.70%	65.14%
Loans to deposits	91.44%	88.85%
Allowance for loan losses to loans	0.62%	0.68%
Cash dividends to net income	43.01%	37.94%

PERIOD END BALANCES
	As of Dec. 31, 2007	As of Dec. 31, 2006
Assets	$547,975	$550,375
Loans (including available-for-sale)	$359,560	$335,549
Deposits	$393,203	$377,430
Shareholders' equity	$48,819	$46,152

Common shares outstanding	3,489,405	3,568,049

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

H. Edward Rigel

Robert L. Dillhoff

David P. Roach

R. Steven Unverferth

James N. Reynolds— Chairman

Daniel W. Schutt—President/CEO

Bonita R. Selhorst—Secretary

Brian D. Young—CFO/Executive V.P./Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

William R. Perry

Robert L. Dillhoff

James N. Reynolds

H. Edward Rigel

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

R. Steven Unverferth

Daniel W. Schutt—President/CEO/Chairman

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Drive

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

215 W. Market St.

Lima, OH 45801

419-228-2114

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211